Exhibit 23.1

Consent of Independent Public Accounting Firm

The Board of Directors

Silgan Holdings Inc.:

We consent to the incorporation by reference in registration statements (Nos. 333-40151, 333-106306 and 333-120695) on Forms S-8 of Silgan Holdings Inc. of our report dated May 3, 2006, with respect to the combined balance sheet of Amcor White Cap (a carved-out business unit of Amcor Limited) as of June 30, 2005, and the related combined statement of income, statement of owner’s equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Silgan Holdings Inc. dated August 17, 2006.

KPMG Fides Peat

/s/ Bryan DeBlanc	/s/ Renton J. Leversedge

Zurich

August 16, 2006